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                                                                     Exhibit 5




                          INVESTMENT ADVISORY AGREEMENT

                                  July 19, 1996


Sierra Investment Services Corporation
9301 Corbin Avenue, Suite 333
Northridge, California  91324

Dear Sirs:

         Sierra Asset Management Portfolios (the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, hereby agrees with Sierra Investment Services Corporation ("Sierra Services"), a corporation organized under the laws of the state of California, as follows:


         1.     Investment Description; Appointment

         The Trust desires to employ the capital of the Trust's Income, Value, Balanced, Growth and Capital Growth Portfolios (each, a "Portfolio," and together, the "Portfolios") by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Trust's Agreement and Declaration of Trust, as amended (the "Trust Agreement"), and in its prospectus(es) and statement(s) of additional information relating to the Portfolios as from time to time in effect (the "Prospectus" and the "Statement of Additional Information", respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Prospectus, Statement of Additional Information and Trust Agreement have been or will be submitted to Sierra Services. The Trust agrees to provide copies of all amendments to the Prospectus, Statement of Additional Information and Trust Agreement to Sierra Services on an on-going basis. The Trust desires to employ and hereby appoints Sierra Services to act as investment advisor to the Portfolios. Sierra Services accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.


         2.     Services as Investment Advisor

         Subject to the supervision and direction of the Board of Trustees of the Trust, Sierra Services has general oversight responsibility for the investment advisory services provided to the

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Portfolios and will exercise this responsibility in accordance with the Trust
Agreement, the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended, and with the Portfolios' investment objectives and policies as stated in the Prospectus and Statement of Additional Information relating to the Portfolios as from time to time in effect. In connection therewith, Sierra Services will, among other things, (a) participate in the formulation of the Portfolios' investment policies, (b) analyze economic trends affecting the Portfolios, (c) monitor the expenses incurred by the Portfolios, (d) monitor the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) that are provided to each Portfolio and may be considered by the Portfolio's investment advisor or sub-advisor, if any, in selecting brokers or dealers to execute particular transactions and (e) monitor and evaluate the services provided by each Portfolio's investment sub-advisor, if any, under its investment sub-advisory agreement, including, without limitation, the sub-advisor's adherence to the Portfolio's investment objective and policies and the Portfolio's investment performance.


         3.     Information Provided to the Trust

         Sierra Services will keep the Trust informed of developments materially affecting the Portfolios, and will, on its own initiative, furnish the Trust from time to time with whatever information Sierra Services believes is appropriate for this purpose.


         4.     Standard of Care

         Sierra Services shall exercise its best judgment in rendering the services described in paragraph 2 above. Sierra Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolios in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or (b) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such breach, act or omission described in (a) or (b) shall be referred to as "Disqualifying Conduct").


         5.     Compensation

         In consideration of the services rendered pursuant to this Agreement, the Trust will pay Sierra Services on the first business day of each month a fee for the previous month at the rate specified in the Schedule(s) which is attached hereto and made part of this Agreement. The fee will be calculated based on each Portfolio's average daily net assets. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated
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according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Sierra Services, the value of each Portfolio's average daily net assets shall be computed at the times and in the manner specified in the Prospectus or Statement of Additional Information relating to the Portfolio as from time to time in effect.


         6.     Expenses

         Sierra Services will bear all expenses in connection with the performance of its services under this Agreement. The Trust will bear certain other expenses to be incurred in its operation, including but not limited to: organizational expenses; taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Trust who are not officers, directors, or employees of Sierra Services, the Portfolios' sub-administrator or any of their affiliates; Securities and Exchange Commission fees and state Blue Sky registration or qualification fees; transfer agent fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and the Portfolios' sub-administrator and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Trust's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Trust and of the officers or Board of Trustees of the Trust; and any extraordinary expenses. In addition, each class of shares of each Portfolio pays a distribution fee pursuant to the terms of a distribution plan applicable to such class adopted under Rule 12b-1 of the 1940 Act.


         7.     Reimbursement to the Trust

         If in any fiscal year of a Portfolio the aggregate expenses of the Portfolio (including fees pursuant to this Agreement and the Portfolios' transfer agency, administration and sub-administration agreements, but excluding interest, taxes, brokerage, distribution fees relating to the Portfolio paid pursuant to the Portfolio's Rule 12b-1 distribution plan(s) and, if permitted by the relevant state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Portfolio, Sierra Services will reimburse the Portfolio for the excess expense to the extent required by state law. A fee reduction pursuant to this paragraph 7, if any, will be estimated and reconciled monthly. Sierra Services shall not be required to reimburse any amount in excess of the advisory fee paid to it pursuant to this Agreement.
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         8.     Services to Other Companies or Accounts

         The Trust understands that Sierra Services now acts as investment advisor to each of the Portfolios, and may act now or in the future as investment advisor to (i) other series of the Trust; (ii) fiduciary and other managed accounts; and (iii) one or more other investment companies or series of investment companies; and the Trust has no objection to Sierra Services so acting. The Trust understands that the persons employed by Sierra Services to assist in the performance of Sierra Services' duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Sierra Services or any affiliate of Sierra Services to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.


         9.     Term of Agreement

         This Agreement shall become effective as of the date first written above and shall continue for an initial two-year term and shall continue thereafter with respect to any of the Portfolios so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or (ii) a vote of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of such Portfolio; provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to any of the Portfolios, without penalty, on 60 days' written notice, by the Board of Trustees of the Trust or by vote of holders of a majority of the outstanding voting securities of such Portfolio, or upon 90 days' written notice, by Sierra Services. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Sierra Services agrees to notify the Trust of any circumstances that might result in this Agreement being deemed to be assigned.

         10.  Representations of the Trust and Sierra Services

         The Trust represents that (i) a copy of the Trust Agreement, dated March 26, 1996, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, (ii) the appointment of Sierra Services has been duly authorized and (iii) it has acted and will continue to act in conformity with the requirements of the 1940 Act and other applicable laws.

         Sierra Services represents that it is authorized to perform the services described herein.
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         11.    Limitation of Liability

         This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall be binding upon the assets and property of the Portfolios only and not upon the assets and property of any other investment fund (i.e., series) of the Trust and shall not be binding upon any Trustee, officer or shareholder of the Portfolios and/or the Trust individually.


         12.    Entire Agreement

         This Agreement constitutes the entire agreement between the parties hereto.


         13.    Governing Law

         This Agreement shall be governed in accordance with laws of the Commonwealth of Massachusetts.

         If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                        Very truly yours,

                                        SIERRA ASSET MANAGEMENT PORTFOLIOS


                                        By  /s/ F. Brian Cerini
                                          ------------------------------
                                          Name: F. Brian Cerini
                                          Title:  Chairman and President

Accepted:

SIERRA INVESTMENT SERVICES CORPORATION


By  /s/ Keith B. Pipes
   -----------------------------------
   Name: Keith B. Pipes
   Title: Senior Vice President and Secretary

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                 Schedule A to the Investment Advisory Agreement

Pursuant to paragraph 5, the Trust will pay the Advisor compensation at an annual rate as follows:

Portfolio Name                                       Fee
--------------                                       ----
Income Portfolio                                     0.15%
Value Portfolio                                      0.15%
Balanced Portfolio                                   0.15%
Growth Portfolio                                     0.15%
Capital Growth Portfolio                             0.15%